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                  [BWAY CORPORATION LETTERHEAD APPEARS HERE]


RELEASE:  IMMEDIATE                              PRNEWSWIRE RELEASED @ 3:14 PM
CONTACT:  DAVID P. HAYFORD
          SENIOR VP & CFO

                                BWAY CORPORATION
                  FINALIZED ACQUISITION OF DAVIES CAN COMPANY

ATLANTA, GA, JUNE 18 -- BWAY Corporation (NASDAQ: BWAY) announced that it completed the purchase of substantially all of the assets of Davies Can Company, a U.S. based paint, oblong and utility can manufacturer, formerly owned by Crown Cork & Seal Company, Inc. (NYSE:CCK). Separately, BWAY and Crown finalized a Strategic Alliance to provide paint and oblong cans in the Canadian market.

The purchase price was approximately $43 million, based on Davies working capital on May 31, 1996. Davies recorded $58 million in sales during calendar 1995.

Warren J. Hayford, BWAY's Chairman and CEO, stated that, "Davies' market position in containers for the paint and coating industry will provide synergistic opportunities for BWAY. In addition, the Strategic Alliance in Canada will enable BWAY to further its goal to become the preeminent supplier of world class general line containers in North America; and represents our further commitment to the NAFTA markets."

Together with the recently announced acquisition of Milton Can Company, BWAY and its subsidiaries will increase operations from 9 manufacturing facilities in 6 states with fiscal 1995 sales of $247 million to 15 manufacturing facilities in 10 states with proforma calendar 1995 sales of approximately $350 million. Consistent with BWAY's historical philosophy of rationalizing overlapping facilities, management is reviewing opportunities to consolidate operations and to maximize production efficiencies. Rationalization may result in plant closings, relocation of assets, and significant related capital expenditures and restructuring charges.

In connection with this acquisition BWAY consummated a refinancing of its existing credit facilities, establishing a new Credit Agreement with Bankers Trust and NationsBank, pursuant to which BWAY and its subsidiaries may borrow up to $150 million. BWAY will incur a $4.5 million one-time charge associated with replacing its existing credit facilities. Prior statements by BWAY of future operating results did not take into account the above mentioned refinancing and restructuring charges.

BWAY's historic growth in sales and earnings have benefited from the successful integration of acquisitions through the application of BWAY's 3R Strategic Initiative to Rationalize, Reengineer, and Recapitalize. The Company will continue to pursue complementary opportunities in the North American container industry.